Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-224333

XCEL ENERGY INC.

(a Minnesota corporation)

$500,000,000 4.00% SENIOR NOTES, SERIES DUE JUNE 15, 2028

Issuer:	Xcel Energy Inc. (a Minnesota corporation)

Issue Format:	SEC Registered

Ratings*:	A3/BBB+/BBB+ (Moody’s/Standard & Poor’s/Fitch)

Security Type:	Senior Notes

Pricing Date:	June 20, 2018

Settlement Date:	June 25, 2018 (T+3)

Principal Amount:	$500,000,000

Maturity Date:	June 15, 2028

Interest Payment Dates:	Semi-annually on June 15 and December 15, beginning on December 15, 2018

Reference Benchmark:	2.875% due May 15, 2028

Benchmark Price:	99-15+

Benchmark Yield:	2.935%

Spread to Benchmark Treasury:	+115 bps

Yield to Maturity:	4.085%

Coupon:	4.00%

Price to Public:	99.311% of principal amount

Net Proceeds to Issuer:	$493,305,000 (before transaction expenses)

Make-Whole Call:	Prior to December 15, 2027 (the par call date), T+20 bps (calculated to the par call date)

Par Call:	On or after December 15, 2027, at par

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	98389BAV2 / US98389BAV27

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC MUFG Securities Americas Inc. TD Securities (USA) LLC

Co-Manager:	Fifth Third Securities, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC toll free at 1-866-718-1649 or MUFG Securities Americas Inc. toll free at 1-877-649-6848.